Exhibit 99.1

CarLotz Announces Record Revenue and Retail Unit Sales in Fourth Quarter 2020, with Significant Growth Expected in 2021

Fourth Quarter Unit Sales of 1,815, Ahead of Expectations

Fourth Quarter Revenue Growth of 40% to $37.0 million, Ahead of Expectations

Provides First Quarter and 2021 Outlook

March 15, 2021 – Richmond, VA – CarLotz, Inc. (“CarLotz” or the “Company”), a leading consignment-to-retail used vehicle marketplace, today announced financial results for the fourth quarter and full year ended December 31, 2020.

Highlights of Fourth Quarter 2020 Financial Results

•	Net revenues exceeded expectations and increased 40% to $37.0 million from $26.4 million in the same period in 2019. This growth was driven by double-digit growth in retail units, retail average selling price, and financing and product revenues

•	Retail unit sales exceeded expectations and were 1,815 compared to 1,614 in the prior year period, an increase of 12%
•	Financing and F&I Product Sales increased 49% year over year for the quarter
•	Gross profit increased 25% to $2.5 million from $2.0 million in the prior year period

•	Retail gross profit per unit (“Retail GPU”) increased 25% to $1,546 from $1,241 in the prior year period

•	SG&A expenses increased 36% to $6.4 million from $4.7 million in the same period in 2019. This increase was driven by the hiring of corporate personnel to support hub growth and some compliance costs associated with preparing to go public

•	Net Loss attributable to common shareholders was $(4.8) million, or $(1.30) per diluted share, in the fourth quarter 2020 versus $(4.6) million, or $(1.23) per diluted share in the prior year period

•	Adjusted EBITDA was $(3.9) million compared to $(2.6) million in the fourth quarter of 2019

Michael Bor, Chief Executive Officer and Co-Founder of CarLotz, Inc, commented:

“Our fourth quarter and full-year revenue exceeded our expectations driven by strong unit sales growth, which gives us momentum as we kick off 2021. This last year was a transformative year for CarLotz as our dedicated and tenacious team navigated through one of the most volatile periods in recent history. I’m thrilled to report that through a disruptive pandemic, shutdowns, limited operations, and wholesale market volatility, this ever-resilient CarLotz team has forged ahead with great success.”

Mr. Bor continued: “The team continues to execute on its mission to provide the world’s greatest automotive retail experience. We are excited to have executed a merger with Acamar Partners Acquisition Corp. in January that resulted in our debut as a public company, and we have established the foundation required to continue to build and grow through 2021 and beyond.”

Highlights of Fiscal Year 2020 Financial Results

•	Net revenues exceeded expectations and increased 16% to $118.6 million from $102.5 million in 2019. This growth was driven by double-digit growth in retail average selling price and financing and product revenues

•	Unit sales were 6,215 compared to 6,435 in the prior year (impacted by Covid-19)

•	Financing and F&I Product Sales increased 25% compared to 2019

•	Gross profit increased 29% to $11.3 million from $8.7 million in 2019

•	Retail GPU increased 29% to $1,797 from $1,393 in the prior year

•	SG&A expenses decreased 4% to $17.6 million from $18.3 million in 2019. The decrease resulted from disciplined cost management during the Covid-19 impacted months

•	Net Loss attributable to common stockholders was $(8.4) million, or $(2.27) per diluted share, in 2020 versus $(14.3) million, or $(3.84) per diluted share, in 2019

•	Adjusted EBITDA was $(6.3) million compared to $(9.5) million in 2019

Recent Business Highlights

•	Opened two new hubs in Seattle and Orlando-area as announced on February 2, 2021
•	Announced planned new hub openings in Nashville, Tennessee by the end of March and Charlottesville, Virginia in May
•	Expanded multi-faceted strategic relationship with Ally Financial, as announced on March 11, 2021

Subsequent Events

As previously announced, the Company completed its merger transaction with Acamar Partners on January 21, 2021. As a result of the transaction, the Company raised $315 million of net cash to fund its growth plans for the foreseeable future.

First Quarter and 2021 Financial Outlook

For the first quarter of 2021, the Company expects the following:

•	Three hub openings (Seattle, Orlando and Nashville)

•	Retail Units Sold of 1,900 to 2,100

•	Net Revenue of $42 to $46 million

•	Gross Profit of $1.6 to $2.0 million

•	Retail GPU of $1,300 to $1,500

•	SG&A expenses of $17 to $19 million

•	Net Loss of $(16) to $(15) million

For 2021, the Company expects the following:

•	14 to 16 hub openings (includes Seattle, Orlando and Nashville), most of which are expected to open in the back half of the year

•	Retail Units Sold of 18,000 to 20,000 with 13,000 to 15,000 in the second half of year

•	Net Revenue of $335 to $375 million

•	Gross Profit of $30 to $37 million

•	Retail GPU of $1,800 to $2,000

•	SG&A expenses of $107 to $112 million

•	Depreciation expense of $3 to $4 million

•	Interest expense of $400,000 to $500,000

•	Net Loss of $(87) to $(74) million

•	Fully diluted weighted average common shares outstanding of 113.6 million

•	Capital expenditures of $45 to $50 million

Webcast and Conference Call Information

A conference call to discuss the fourth quarter and 2020 financial results is scheduled for today, March 15, 2021 at 4:30 pm ET. Interested parties may listen to the conference call via telephone by dialing 1-833-962-1461, or for international callers, 1-929-517-0392. A telephone replay will be available until 11:59 pm ET on March 22, 2021 and can be accessed by dialing 1-855-859-2056, or for international callers, 1-404-537-3406 and entering replay Pin number: 3417456.

The conference call webcast will be available at www.investors.carlotz.com.

About CarLotz, Inc.

CarLotz is a used vehicle consignment and Retail Remarketing™ business that provides our corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to access the previously unavailable retail sales channel while simultaneously providing buyers with prices that are, on average, below those of traditional dealerships. Our mission is to create the world’s greatest vehicle buying and selling experience. We operate a technology-enabled buying, sourcing and selling model that offers a seamless omni-channel experience and comprehensive selection of vehicles while allowing for a fully contactless end-to-end e-commerce interface that enables no hassle buying and selling. Our proprietary Retail Remarketing™ technology provides our corporate vehicle sourcing partners with real-time performance metrics and data analytics along with custom business intelligence reporting that enables price and vehicle triage optimization between the wholesale and retail channel. Through our marketplace model, we generate significant value for both sellers and buyers through price, selection and experience.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include statements that are not historical facts, such as statements concerning possible or assumed future actions, business strategies, events or results of operations, including statements regarding CarLotz’ expectations or predictions of future financial or business performance or conditions. Forward-looking statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Such statements are based on management’s current expectations and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause such differences include those disclosed in CarLotz’ filings with the SEC, including those resulting from the impact of the ongoing Covid-19 pandemic on our business and general business and economic conditions and our ability to successfully execute our geographic expansion plans. Forward-looking statements speak only as of the date they are made, and CarLotz is under no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investors:

CarLotzIR@icrinc.com

Media:

CarLotzPR@icrinc.com

CarLotz, Inc. and Subsidiaries — Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands, except share data)

(unaudited)

	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$2,208	$3,214
Restricted cash	605	888
Marketable securities - at fair value	1,032	—
Accounts receivable, net	4,132	3,256
Inventories	11,202	7,625
Other current assets	6,679	234
Total Current Assets	25,858	15,217
Property and equipment, net	1,868	631
Lease vehicles, net	173	444
Other assets	299	343
Total Assets	$28,198	$16,635
Liabilities, Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit)
Current Liabilities:
Long-term debt, current	$6,370	$2,825
Floor plan notes payable	6,039	6,739
Accounts payable	6,283	2,134
Accrued transaction expenses	6,052
Accrued expenses	3,563	1,576
Accrued expenses – related party	5,082	3,102
Other current liabilities	256	434
Total Current Liabilities	33,645	16,810
Long-term debt, less current portion	2,999	—
Redeemable convertible preferred stock tranche obligation	2,832	3,755
Other liabilities	1,959	931
Total Liabilities	41,435	21,496
Commitments and Contingencies	—	—
Redeemable Convertible Preferred Stock:
Series A Preferred Stock $0.001 stated value; authorized 3,052,127 shares; issued and outstanding 2,034,751 shares; aggregate liquidation preference of approximately $37,114 and $34,300 as of December 31, 2020 and 2019, respectively	17,560	17,560
Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; authorized 7,600,000 shares, issued 3,869,118 shares, and outstanding 3,716,526 shares	4	4
Additional paid-in capital	4,721	6,560
Accumulated deficit	(34,037)	(27,485)
Accumulated other comprehensive income	15	—
Treasury stock, $0.001 par value; 152,592 shares	(1,500)	(1,500)
Total Stockholders’ Equity (Deficit)	(30,797)	(22,421)
Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$28,198	$16,635

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Operations

Years Ended December 31, 2020, 2019, and 2018

(In thousands, except per share and share data)

(unaudited)

	2020	2019	2018
Revenues:
Retail vehicle sales	$104,253	$90,382	$53,448
Wholesale vehicle sales	9,984	8,454	3,153
Finance and insurance, net	3,898	3,117	1,608
Lease income, net	490	533	142
Total Revenues	118,625	102,486	58,351
Cost of sales (exclusive of depreciation)	107,369	93,780	52,708
Gross Profit	11,256	8,706	5,643
Operating Expenses:
Selling, general and administrative	17,552	18,305	11,661
Depreciation expense	341	504	338
Management fee expense – related party	215	250	250
Total Operating Expenses	18,108	19,059	12,249
Loss from Operations	(6,852)	(10,353)	(6,606)
Interest Expense	518	651	466
Other Income (Expense), net
Management fee income – related party	—	—	127
Change in fair value of warrants liability	(14)	24	(2)
Change in fair value of redeemable convertible preferred stock tranche obligation	923	(1,396)	(272)
Other income (expense)	(81)	(291)	662
Total Other Income (Expense), net	828	(1,663)	515
Loss Before Income Tax Expense	(6,542)	(12,667)	(6,557)
Income Tax Expense	10	11	3
Net Loss	$(6,552)	$(12,678)	$(6,560)
Redeemable convertible preferred stock dividends (undeclared and cumulative)	(1,884)	(1,579)	(1,014)
Net loss attributable to common stockholders	$(8,436)	$(14,257)	$(7,574)
Net loss per share attributable to common stockholders, basic and diluted	$(2.27)	$(3.84)	$(2.04)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,716,526	3,716,526	3,716,526

CarLotz, Inc. and Subsidiaries — Consolidated Statements of Cash Flows

Years Ended December 31, 2020, 2019, and 2018

(In thousands, except share data)

(unaudited)

	2020	2019	2018
Cash Flow from Operating Activities
Net loss	$(6,552)	$(12,678)	$(6,560)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation – property and equipment	195	260	253
Depreciation – lease vehicles	146	244	85
Loss on disposition of property and equipment	—	321	—
Gain on sale of lease vehicles	—	—	(16)
Provision for doubtful accounts	40	(14)	(30)
Share-based compensation expense	45	113	151
Gain on marketable securities	(36)	—	—
Change in fair value of warrants liability	14	(24)	2
Amortization of debt issuance costs	14	—	—
Amortization of warrant liability	11	—	—
Change in fair value of redeemable convertible preferred stock tranche obligation	(923)	1,396	272
Other	—	—	(599)
Change in Operating Assets and Liabilities:
Accounts receivable	(916)	(830)	(706)
Inventories	(3,333)	2,883	(4,810)
Other current assets	(6,445)	(6)	48
Other assets	44	(38)	(164)
Accounts payable	4,149	1,392	223
Accrued expenses and transaction expenses	8,039	525	133
Accrued expenses – related party	96	172	(9)
Other current liabilities	(178)	229	20
Other liabilities	998	582	(54)
Net Cash Used in Operating Activities	(4,592)	(5,473)	(11,761)
Cash Flows from Investing Activities
Cash related to consolidation of Orange Grove	—	—	5
Purchase of property and equipment	(154)	(235)	(474)
Proceeds from sale of lease vehicles	—	—	119
Purchase of lease vehicles	(92)	(252)	(12)
Purchase of marketable securities	(1,049)	—	—
Proceeds from sales of marketable securities	68	—	—
Net Cash Used in Investing Activities	(1,227)	(487)	(362)
Cash Flows from Financing Activities
Issuance of redeemable convertible preferred stock, net	—	7,988	—
Payments made on long-term debt	(9)	(8)	(4)
Borrowings on long-term debt	5,249	3,000	—
Payments of debt issuance costs	(10)	(112)	—
Payments on floor plan notes payable	(24,948)	(41,711)	(24,567)
Borrowings on floor plan notes payable	24,248	39,753	29,171
Payments made on promissory note	—	(418)	(97)
Net Cash Provided by Financing Activities	4,530	8,492	4,503
Net Change in Cash and Cash Equivalents and Restricted Cash	(1,289)	2,532	(7,620)
Cash and cash equivalents and restricted cash, beginning	4,102	1,570	9,190
Cash and cash equivalents and restricted cash, ending	$2,813	$4,102	$1,570
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$346	$684	$436
Supplementary Schedule of Non-cash Investing and Financing Activities:
Purchases of property under capital lease obligations	$1,305	$—	$—
Transfer from property and equipment to inventory	$27	$53	$26
Transfer from lease vehicles to inventory	$217	$295	$—
Redeemable convertible preferred stock distributions accrued	$1,884	$1,579	$1,014
Purchase of property and equipment with long-term debt	$—	$—	$21
Promissory note based on consolidation of Orange Grove	$—	$—	$515
Issuance of common stock warrants	$15	$72	$—
Settlement of redeemable convertible preferred stock tranche obligation	$—	$(902)	$—

CarLotz, Inc. and Subsidiaries — Results of Operations

Years Ended and 3 Months Ended December 31, 2020 and 2019

(In thousands, except for per unit metrics and share data)

(unaudited)

	Year Ended December 31,				3 Months Ended December 31,
	2020	2019	Change	Change	2020	2019	Change	Change

	($ in thousands, except per unit metrics)
Revenue:
Retail vehicle sales	$104,253	$90,382	$13,871	15.3%	$32,864	$23,468	$9,396	40.0%
Wholesale vehicle sales	9,984	8,454	$1,530	18.1%	2,860	2,027	$833	41.1%
Finance and insurance, net	3,898	3,117	$781	25.1%	1,202	805	$397	49.3%
Lease income, net	490	533	$(43)	(8.1)%	117	117	$—	—%
Total revenues	$118,625	$102,486	$16,139	15.7%	$37,043	$26,417	$10,626	40.2%
Cost of sales (exclusive of depreciation):
Retail vehicle cost of sales	$96,983	$84,534	$12,449	14.7%	$31,260	$22,270	$8,990	40.4%
Wholesale vehicle cost of sales	10,386	9,246	$1,140	12.3%	3,304	2,169	$1,135	52.3%
Total cost of sales	$107,369	$93,780	$13,589	14.5%	$34,564	$24,439	$10,125	41.4%
Gross profit:
Retail vehicle gross profit	$7,270	$5,848	$1,422	24.3%	$1,604	$1,198	$406	33.9%
Wholesale vehicle gross profit	(402)	(792)	$390	49.2%	(444)	(142)	$(302)	(212.7)%
Finance and insurance gross profit	3,898	3,117	$781	25.1%	1,202	805	$397	49.3%
Lease income, net	490	533	$(43)	(8.1)%	117	117	$—	—%
Total gross profit	$11,256	$8,706	$2,550	29.3%	$2,479	$1,978	$501	25.3%
Unit sales information:
Retail vehicles unit sales	6,215	6,435	$(220)	(3.4)%	1,815	1,614	$201	12.5%
Wholesale vehicles unit sales	1,059	1,159	$(100)	(8.6)%	266	231	$35	15.2%

CarLotz, Inc. and Subsidiaries — Results of Operations, Gross Profit

Years Ended and 3 Months Ended December 31, 2020 and 2019

(In thousands, except for per unit metrics)

(unaudited)

	Year Ended December 31,		3 Months Ended December 31,
	2020	2019	2020	2019
Retail vehicles gross profit	$7,270	$5,848	$1,604	$1,198
Finance and insurance gross profit	3,898	3,117	1,202	805
Total retail vehicles and finance and insurance gross profit	$11,168	$8,965	$2,806	$2,003
Retail vehicles unit sales	$6,215	$6,435	$1,815	$1,614
Retail vehicles gross profit per unit(1)	$1,797	$1,393	$1,546	$1,241

(1)	Gross profit per unit is calculated as gross profit for retail vehicles and finance and insurance, each of which is divided by the total number of retail vehicles sold in the period.

CarLotz, Inc. and Subsidiaries — Q4 2020 vs. Q4 2019

3 Months Ended December 31, 2020 and 2019

(In thousands, except share data)

(unaudited)

	3 Months Ended December 31,
	2020	2019	Change	Change
Revenues:
Retail vehicle sales	$32,864	$23,468	$9,396	40.0%
Wholesale vehicle sales	2,860	2,027	833	41.1%
Finance and insurance, net	1,202	805	397	49.3%
Lease income, net	117	117	—	—%
Total Revenues	37,043	26,417	10,626	40.2%
Cost of sales (exclusive of depreciation)	34,564	24,439	10,125	41.4%
Gross Profit	2,479	1,978	501	25.3%
Operating Expenses:
Selling, general and administrative	6,379	4,675	1,704	36.4%
Depreciation expense	72	92	(20)	(21.7)%
Management fee expense – related party	20	64	(44)	(68.8)%
Total Operating Expenses	6,471	4,831	1,640	33.9%
Loss from Operations	(3,992)	(2,853)	(1,139)	39.9%
Interest Expense	158	133	25	18.8%
Other Income (Expense), net
Change in fair value of warrants liability	(44)	6	(50)	(833.3)%
Change in fair value of redeemable convertible preferred stock tranche obligation	(40)	(1,060)	1,020	96.2%
Other income (expense)	(109)	(64)	(45)	(70.3)%
Total Other Income (Expense), net	(193)	(1,118)	925	82.7%
Loss Before Income Tax Expense	(4,343)	(4,104)	(239)	(5.8)%
Income Tax Expense	(2)	4	(6)	150.0%
Net Loss	$(4,341)	$(4,108)	$(233)	(5.7)%
Redeemable convertible preferred stock dividends (undeclared and cumulative)	(485)	(451)	(34)	(7.5)%
Net loss attributable to common stockholders	$(4,826)	$(4,559)	$(267)	(5.9)%
Net loss per share attributable to common stockholders, basic and diluted	$(1.30)	$(1.23)	$(0.07)	(5.9)%
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	3,716,526	3,716,526	—	—%

CarLotz, Inc. and Subsidiaries — Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the Company’s results period over period and for the other reasons set forth below.

EBITDA is defined as net loss attributable to common stockholders adjusted to exclude interest expense, and depreciation and amortization expense.

Adjusted EBITDA is EBITDA adjusted to exclude certain expenses related to the Company’s capital structure and management fee expense prior to the merger, stock compensation expense and other nonoperating income and expenses, including interest, investment gain/loss and nonrecurring income/expense.

Management believes the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is useful to investors in comparing the Company’s performance prior to the merger and the Company’s performance following the merger.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net loss attributable to common stockholders for the periods presented:

(In thousands, except share data)

(unaudited)

	Year Ended December 31,		3 Months Ended December 31,
	2020	2019	2020	2019
Net Loss Attributable to Common Stockholders	$(8,436)	$(14,257)	$(4,825)	$(4,560)
Adjusted to exclude the following:
Interest expense	518	651	158	133
Income tax expense	10	11	(2)	4
Depreciation expense	341	504	72	92
EBITDA	$(7,567)	$(13,091)	$(4,597)	$(4,331)
Other income (expense)	81	291	109	64
Stock compensation expense	45	113	8	68
Management fee expense - related party	215	250	20	64
Change in fair value of warrants liability	14	(24)	44	(6)
Change in fair value of redeemable convertible preferred stock tranche obligation	(923)	1,396	40	1,060
Redeemable convertible preferred stock dividends (undeclared and cumulative)	1,884	1,579	485	451
Adjusted EBITDA	$(6,251)	$(9,486)	$(3,891)	$(2,630)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of CarLotz Group, Inc.( f/k/a CarLotz, Inc.) (“Former CarLotz”). The discussion should be read in conjunction with the consolidated financial statements and notes to be contained in our Annual Report on Form 10-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the headings “Risk Factors” and “Forward-Looking Statements; Market Ranking and Other Industry Data” to be included in our Annual Report on Form 10-K. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and the “Company” refer to Former CarLotz and its consolidated subsidiaries prior to the consummation of the Merger.

Overview

CarLotz is a leading consignment-to-retail used vehicle marketplace that provides our corporate vehicle sourcing partners and retail sellers of used vehicles with the ability to easily access the retail sales channel while simultaneously providing buyers with prices that are, on average, below those of traditional dealerships. Our mission is to create the world’s greatest vehicle buying and selling experience. We operate a technology-enabled buying, sourcing and selling model that offers a seamless omni-channel experience and comprehensive selection of vehicles. Our proprietary technology provides our corporate vehicle sourcing partners with real-time performance metrics and data analytics along with custom business intelligence reporting that enables price and vehicle triage optimization between the wholesale and retail channels. Through our marketplace model, we generate significant value for both sellers and buyers through price, selection and experience.

We offer our products and services to (i) corporate vehicle sourcing partners, (ii) retail sellers of used vehicles and (iii) retail customers seeking to buy used vehicles. Our corporate vehicle sourcing partners include fleet leasing companies, rental car companies, banks, captive finance companies, third-party remarketers, wholesalers, corporations managing their own fleets and OEMs. We offer our corporate vehicle sourcing partners a pioneering, Retail Remarketing™ service that fully integrates with their existing technology platforms. For individuals who are our retail sellers, we offer a hassle-free selling experience while allowing them to generate on average up to $1,000 or more for their vehicle, net of all fees and expenses, than when utilizing the alternative wholesale sales channel and stay fully informed by tracking the sale process through our easy to navigate online portal. We offer our retail customers a hassle-free vehicle buying experience at prices generally lower than our competitors. Buyers can browse our extensive, and growing, inventory online through our website or at our locations as well as select from our fully integrated financing and insurance products with ease.

We believe our marketplace model drives higher returns relative to our competition. Through the industry’s leading consignment-to-retail sales model, CarLotz is able to obtain non-competitively sourced inventory to sell. Consigned vehicles represent on average approximately 75% of our vehicle inventory at our hubs after an initial ramp-up period following the opening of a new hub during which we usually have a higher portion of purchased vehicles to ensure a well-stocked inventory, with approximately 60% or more of our total vehicles sales originating from our growing relationships with corporate vehicle sourcing partners.

Founded in 2011, CarLotz currently operates ten retail hub locations in the U.S, with two more facilities under lease, initially launched in the Mid-Atlantic region and since expanded to the Southeast, Southcentral, Midwest, and Pacific Northwest regions of the United States. Our current facilities are located in Midlothian, Richmond and Chesapeake, VA, Greensboro and Charlotte, NC, Tampa and Merritt Island, FL, Chicago, IL, San Antonio, TX and Seattle, WA. We also have newly leased facilities in Nashville, TN and Charlottesville, VA.

Our hubs act as both physical showrooms with predictable retail sales volumes and as consignment centers where we can source, process and recondition newly acquired inventory. Our ability to source inventory through these locations is important to our asset-light business model. At these hubs, our vehicles undergo an extensive 133-point inspection and reconditioning in preparation for resale. Our hubs are more than just locations to buy, sell and repair vehicles and are crucial to the information and data-analytics that we make available to our corporate vehicle sourcing partners and retail customers. With experience from our initial locations, we have learned how to scale our hub and processing operations to drive efficiencies. As we continue to grow our physical and online footprint, these hubs and the vast amount of information they provide will continue to be an important source of value to our buyers, sellers and our business model.

For our corporate vehicle sourcing partners, we have developed proprietary technology that integrates with their internal systems and supports every step in the consignment, reconditioning and sales process. For our retail buyers, we have developed a fully digital, end-to-end e-commerce platform that includes every step in the vehicle selection, financing and check-out process. To supplement these systems, we have developed custom-built data analytics tools that provide real time information to our corporate vehicle sourcing partners, retail sellers, retail buyers and ourselves. Using this technology, we are able to lower the days-to-sale while assisting sellers to receive higher vehicle values and track every step of the sales process. For our retail buyers, we offer a fully digital and hassle-free process that offers our full range of services, from vehicle selection to at home, touchless delivery, as we continue to expand our technological solutions. Our strategy is to roll out a fully integrated mobile application while continuing to expand our digital car buying platform.

Revenue Generation

CarLotz generates a significant majority of its revenue from contracts with customers related to the sales of vehicles. We sell used vehicles to our retail customers from our hubs located throughout the US. Consigned vehicles represent on average approximately 75% of our vehicle inventory at our hubs after an initial ramp-up period following the opening of a new hub during which we usually have a higher portion of purchased vehicles to ensure a well-stocked inventory. Customers also frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle, for which we generate revenue on the sale of a used vehicle to the customer trading-in their vehicle and on the traded-in vehicle when it is sold to a new owner. We also sell vehicles to wholesalers or other dealers, primarily at auctions, generally for vehicles acquired via trade-in or vehicles acquired via consignment that do not meet our quality standards for sale to retail customers or that remain unsold at the end of the consignment period. CarLotz also generates revenue from providing retail vehicle buyers with options for financing, insurance and extended warranties. Our revenue for the years ended December 31, 2020, 2019 and 2018 was $118.6 million, $102.5 million and $58.4 million, respectively. Our strategy is to generate significant growth going forward by expanding into new geographic markets, innovating and expanding our technological leadership, further penetrating existing accounts and key vehicle channels, adding new corporate vehicle sourcing accounts, investing in brand and tactical marketing and increasing our service offerings and further optimizing our pricing.

Inventory Sourcing

We source vehicles from both corporate and consumer sellers. Through the industry’s leading consignment to retail sales model, we have access to non-competitively sourced inventory. At our mature retail hubs (year three or later of operation), we generally source 60% or more of our inventory non-competitively from our corporate vehicle sourcing partners, 15% non-competitively from consumers, 15% non-competitively from other sources and 10% is competitively sourced, meaning other buyers have the ability to purchase the same vehicle. We maintain stable long-term relationships with numerous key blue-chip national accounts with a robust sales pipeline of potential new accounts. We support our corporate vehicle sourcing partners by offering an attractive sell-through rate and our integrated technology platforms allow our supply partners to track the sale process of their vehicles in real-time, along with a custom system for managing customer leads and leads from third party providers.

Our proprietary application includes a suite of features tailored to create significant value for both buyers and sellers with tools for photographing, documenting and transmitting vehicle information. This includes a proprietary custom-built vehicle retailing and wholesaling platform that creates and verifies all documents for the purchase, sale and financing over the web or in-hub. Our technology offers a custom system for managing customer leads, scheduling appointments and test drives from our applications and websites as well as from third party providers.

For the year ended December 31, 2020, two of our corporate vehicle sourcing partners, with whom we do not have long-term consignment contracts, accounted for over 40% of the cars we sold. Furthermore, for the fourth quarter of 2020 and continuing during the first quarter of 2021 to date, one of our corporate vehicle sourcing partners has accounted for over 60% of our vehicles sourced. Such concentrations can result from a variety of factors, some of which are beyond our control, and we may elect to source a higher percentage of our vehicles from one or more corporate vehicle sourcing partners for a variety of reasons. If a corporate vehicle sourcing partner from which we are sourcing a significant portion of our vehicles was to cease or significantly reduce making vehicles available to us, we would likely need to increase our sourcing of vehicles from other vehicle sourcing partners potentially on less favorable terms and conditions. Such an effort may take a number of months and may not precisely replicate the variety and quality of vehicles that we have been sourcing from a single source.

In addition to our flat fee model, we also enter into alternative fee arrangements with certain corporate vehicle sourcing partners based on a return above a wholesale index or based on a profit share program. Under these alternative fee arrangements, our gross profit for a particular unit could be higher or lower than the gross profit per unit we would realize under our flat fee pricing model depending on the unit’s sale price and fees we are able to charge in connection with the sale. As we do not have long-term contracts with our corporate vehicle sourcing partners and do not require them to make vehicles available to us, our mix of vehicles under alternative fee arrangements is likely to fluctuate over time. Our gross profit per unit is therefore likely to fluctuate from period to period, perhaps significantly, due to mix of flat fee and alternative fee arrangements as well as due to the sales prices and fees we are able to collect on the vehicles we source under alternative fee arrangements.

We have an alternative fee arrangement with the corporate vehicle sourcing partner that accounted for over 60% of our vehicles sourced during the fourth quarter of 2020 and first quarter of 2021 to date. Under this fee arrangement, vehicles are returned to the corporate vehicle sourcing partner from consignment if the vehicle has not been sold through our retail channel within a specified time period. In such instances, we are responsible for the expenses we have incurred with respect to the vehicle, including shipping costs and any refurbishment costs we have incurred. We have returned a number of vehicles from consignment during the first quarter of 2021 to date and expect to continue to return vehicles into the second quarter of 2021 as we work through the additional inventory that we sourced during the second half of 2020 to drive our growth. The inventory surge put pressure on our processing centers resulting in lower inventory processing and increased days to sale.

The expenses associated with these returned vehicles will reduce our gross profit during the first quarter of 2021 and for subsequent periods during which we experience such vehicle returns. We are taking steps to match our intake of vehicles under this arrangement to our sales and reconditioning capacity and expect that we will begin to mitigate these expenses beginning in the second quarter and improving throughout 2021.

Integrated Vehicle Processing Centers

Our hubs with integrated vehicle processing centers allow us to add value by efficiently reconditioning vehicles and quickly move them to market. Our step-by-step process includes all aspects of preparing a vehicle for sale, including a 133-point inspection, mechanical and body reconditioning, paint, detail, merchandising and imaging. Our reconditioning program is driven by years of experience that allows us to cost-effectively repair, enhance and process a large number of vehicles. As we scale our business, our plan is to invest in increased processing capacity. In addition to achieving cost savings and operational efficiencies, we aim to lower our days to sale. Going forward, our strategy is to make capital investments in additional hubs with integrated processing centers by leveraging our data analytics and deep industry experience, and taking into account a combination of factors, including proximity to buyers and sellers, transportation costs, access to inbound inventory and sustainable low-cost labor. All of these initiatives are designed to lower reconditioning costs per unit.

Regional Hub Network

Through our full service e-commerce website and ten regional hubs, we provide a seamless shopping experience for today’s modern vehicle buyer, allowing our nationwide retail customers to fully transact online, in-person or a combination of both (including contactless delivery). We have a full-spectrum of inventory, including high-value and commercial vehicles, available for delivery anywhere in the U.S., with sales completed in all 50 states. Our regional hubs allow for test drives and on-site purchase, which we plan to expand to nationwide coverage.

Finance and Insurance (F&I)

CarLotz also generates revenue from providing retail vehicle buyers with options for financing, insurance and extended warranties; these services are provided by third parties that pay CarLotz a commission based our customers’ purchases. Since we do not control these products before they are transferred to the consumer, we recognize commission revenue at the time of sale. We plan to expand our F&I product offering to drive additional gross profit.

Factors Affecting our Performance

Expansion into New Geographic Markets

We actively monitor attractive markets to enter, with a focus on highly concentrated or growing demographic areas and attractive start-up costs. Our real estate team has identified our first set of new hub locations, in furtherance of our strategy of opening three to four new hubs per quarter in 2021, and more than 40 hubs by the end of 2023. We believe an expanded footprint will enable us to increase our vehicle sales and further penetrate our national vehicle sourcing partners while also attracting new corporate vehicle sourcing partners that were previously unavailable due to our geographic limitations. As we increase the number of retail hubs, we expect to raise service levels, enabling increased per vehicle economics. The laws of certain states that we enter may currently or in the future restrict our operations or limit the fees we can charge for certain services. See “Risk Factors — Risks Related to Our Business — Certain state laws prohibit or restrict vehicle consignment and, if additional states enact similar laws, our geographic expansion strategy and our business, financial condition and results of operations could be adversely affected” in our Annual Report on Form 10-K.

Further Penetration of Existing Accounts and Key Vehicle Channels

We believe that we can benefit from significant untapped volume with existing corporate vehicle sourcing partners and that our growing footprint will allow us to better serve our national accounts. Many of our existing sourcing partners still sell less than 5% of their volumes through the retail channel. As retail remarketing continues to develop as a more established alternative and as CarLotz expands to service buyers and sellers nationwide, we anticipate substantial growth with our existing commercial sellers.

Innovation and Expanded Technological Leadership

We are constantly reviewing our technology platform and our strategy is to leverage our existing technological leadership through our end-to-end e-commerce platform to continually enhance both the car buying and selling experience, while providing insightful data analytics in real time. Over the next two years, we plan to invest significantly in our core suite of technology to enhance the buyer and seller experience, improve our B2B vehicle sourcing and enhance our business intelligence capabilities with increased machine learning and artificial intelligence. In addition, we plan to invest significant amounts for various retail and processing enhancements, the commercialization of our proprietary technology solutions for our corporate vehicle sourcing partners and the creation of industry standards for retail remarketing communication and marketplace analytics.

Investments in Additional Processing Capacity

As we scale our business, our plan is to invest in increased processing capacity. In addition to achieving cost savings and operational efficiencies, we aim to lower our days to sale. Going forward, our strategy is to make capital investments in additional processing centers by leveraging our data analytics and deep industry experience and taking into account a combination of factors, including proximity to buyers and sellers, transportation costs, access to inbound inventory and sustainable low-cost labor. All of these initiatives are designed to lower reconditioning costs per unit and thereby improve per unit economics.

Addition of New Corporate Vehicle Sourcing Accounts

We plan to leverage our national footprint in order to access new corporate vehicle sourcing partners, which may not have been accessible in the past due to our current limited geographic reach. Additional vehicle volume from new accounts would allow us to improve our consigned vehicle market share at existing and new locations.

Investment in Brand and Tactical Marketing

Utilizing a portion of the additional capital we raised in the Merger, we intend to ramp up our local advertising and begin to focus on a more national audience. Our plan includes analytics-driven, targeted marketing investments to accelerate growth while being accretive to margins. With improved awareness of our brand and our services, we plan to identify, attract and convert new sourcing partners at optimized cost.

Increased Service Offerings and Price Optimization

As we further develop the CarLotz brand, we believe our enhanced platform will support increased revenue from product sales and optimized vehicle pricing. Areas of potential further investment in service offerings include (i) expansion of existing and new F&I products to cover appearance, roadside assistance, key insurance and wheel and tire production, (ii) expansion of our digital wholesale remarketing alternatives for corporate vehicle sourcing partners by building an in-house wholesale vehicle market for those vehicles that we do not sell through our retail channel and (iii) further development of a front-end digital solution to source more vehicles from consumers.

Seasonality

Used vehicle sales exhibit seasonality with sales typically peaking late in the first calendar quarter and diminishing through the rest of the year, with the lowest relative level of vehicle sales expected to occur in the fourth calendar quarter. Due to our rapid growth, our overall sales patterns to date have not reflected the general seasonality of the used vehicle industry, but we expect this to change once our business and markets mature. Used vehicle prices also exhibit seasonality, with used vehicle prices depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. Historically, this has led our gross profit per unit to be higher on average in the first half of the year than in the second half of the year.

Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak and spread of the COVID-19 virus a pandemic. During initial shelter in place orders and economic shutdowns, we saw a decrease in sales activity as consumers for the most part stayed home during the months of March through May of 2020. As our sales began to return to pre-COVID-19 levels late in the second quarter of 2020, the ongoing OEM plant shut-downs and repossession moratoriums limited vehicle supply from our corporate vehicle sourcing partners through most of the third quarter. During this time, we maintained our aggressive cost cutting measures by limiting marketing expense and inventory purchases in an effort to preserve liquidity. As we exited the third quarter and relaxed our capital preservation strategy, we saw record consignment and inventory volume that led to record quarterly unit sales and revenue.

Like many companies, COVID-19 has increased our focus on the health and safety of our guests, employees and their families. To maintain a safe work environment, we have implemented procedures aligned with the Centers for Disease Control and Prevention to limit the spread of the virus and provide a safe environment for our guests and teammates. Some of the measures taken include encouraging our teammates to take advantage of flexible work arrangements, acquiring additional corporate office space and mandating social distancing.

Although the ultimate impacts of COVID-19 remain uncertain, recent surveys found that 55% of those surveyed are actively considering buying a car and 67% reported an increased reliance on personal vehicles, with 60% open to buying a car online as compared to 32% prior to the pandemic. Similarly, 61% expressed a preference for contactless services and 62% were more likely to complete the purchase steps for a vehicle online. Although we can provide no assurance that we will not see further negative impacts of the pandemic and related economic recession, we believe that these changing preferences will result in positive long-term trends for our business. However, we cannot provide assurance of the ultimate significance and duration of COVID-19’s disruption to our operations for several reasons, including, but not limited to, uncertainty regarding the duration of the pandemic and related disruptions, the impact of governmental orders and regulations that have been, and may in the future be, imposed, the impact of COVID-19 on our customers and corporate vehicle sourcing partners and the deterioration of economic conditions in the United States, as well as record high unemployment levels, which could have an adverse impact on discretionary consumer spending.

Key Operating Metrics

We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our progress and make strategic decisions. Our operating metrics (which may be changed or adjusted over time as our business scales up or industry dynamics change) measure the key drivers of our growth, including opening new hubs, increasing our brand awareness through unique site visitors and continuing to offer a full spectrum of used vehicles to service all types of customers.

	Year Ended December 31,
	2020	2019	2018
Retail vehicles sold	6,215	6,435	4,077
Number of hubs	8	8	8
Average monthly unique visitors	66,505	57,151	39,781
Vehicles available for sale	2,019	1,061	1,067
Retail gross profit per unit	$1,797	$1,393	$1,602
Percentage of unit sales via consignment	66%	46%	41%

Retail Vehicles Sold

We define retail vehicles sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a three-day, 500 mile return policy. The number of retail vehicles sold is the primary contributor to our revenues and, indirectly, gross profit, since retail vehicles enable multiple complementary revenue streams, including all finance and insurance products. We view retail vehicles sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction.

Number of Hubs

We define a hub as a physical location at which we recondition and store vehicles purchased and sold within a market. Our hubs cover a geographic area of approximately 300 miles, while some of our commercial accounts expand our coverage up to 1,000 miles, based on available inventory type. This is a key metric as each hub expands our service area, vehicle sourcing, reconditioning and storage capacity.

Average Monthly Unique Visitors

We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data provided by Google Analytics. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that period. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness.

Vehicles Available-for-Sale

We define vehicles available-for-sale as the number of vehicles listed for sale on our website on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view vehicles available-for-sale as a key measure of our growth. Growth in vehicles available-for-sale increases the selection of vehicles available to consumers in all of our markets simultaneously, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in inventory units available is an indicator of our ability to scale our vehicle sourcing, inspection and reconditioning operations.

Retail Gross Profit per Unit

We define retail gross profit per unit as the aggregate retail and F&I gross profit in a given period divided by retail vehicles sold during that period. Total retail gross profit per unit is driven by sales of used vehicles, each of which generates potential additional revenue from also providing retail vehicle buyers with options for financing, insurance and extended warranties. We believe gross profit per unit is a key measure of our growth and long-term profitability.

Percentage of unit sales sourced via consignment

We define percentage of unit sales sourced via consignment as the percentage derived by dividing the number of vehicles sold during the period that were sourced via consignment divided by the total number of vehicles sold during the period. This is key because this metric underlies our competitive advantage in the market.

Components of Results of Operations

Revenues

Retail Vehicle Sales

CarLotz sells used vehicles to retail customers through its hubs in various cities throughout the continental U.S. Revenue from retail vehicle sales is recognized when the title to the vehicle passes to the customer, at which point the customer controls the vehicle. We recognize revenue based on the total purchase price stated in the contract, including any processing fees. Our return policy allows customers to initiate a return until the earlier of the first three days or 500 miles after delivery.

Wholesale Vehicle Sales

We sell wholesale vehicles primarily through auction as wholesale vehicles acquired often do not meet our standards for retail vehicle sales. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler and title to the vehicle passes to the customer.

Finance and Insurance, net

We provide customers with options for financing, insurance and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by a significant shareholder of the Company. All other such services are provided by third-party vendors with whom we have agreements giving us the right to offer such services directly. When a customer selects a service from these third-party vendors, we earn a commission based on the actual price paid or financed. We recognize finance and insurance revenue at the point in time when the customer enters into the contract.

Lease Income, net

When a customer requests a vehicle lease, we may enter into a lease with the customer for a vehicle owned by us. Income received for leases of owned vehicles under noncancelable operating leases is recorded in Lease income, net in the consolidated statements of operations.

Cost of Sales

Cost of sales includes the cost to acquire used vehicles and the related reconditioning costs to prepare the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs and other costs such as mechanical inspection, vehicle preparation supplies and repair costs. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses primarily include compensation and benefits, advertising, facilities cost, technology expenses, logistics and other administrative expenses. Advertising costs are expensed as incurred.

Depreciation and Amortization

Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which is: the lesser of 15 years or the underlying lease terms for leasehold improvements; one to five years for equipment, furniture and fixtures; and five years for corporate vehicles. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and betterments are capitalized. Depreciation on vehicles leased to customers is calculated using the straight-line over the estimated useful life.

Non-Operating Expenses

Non-operating expenses primarily represent floor plan interest incurred on borrowings to finance the acquisition of used vehicle inventory under the Company’s $12 million revolving floor plan facility with Automotive Finance Corporation.

Results of Operations

The following table presents certain information from our consolidated statements of operations by channel for the years indicated:

	Year Ended December 31,
	2020	2019	2018

	(audited, $ in thousands)
Retail vehicle sales	$104,253	$90,382	$53,448
Wholesale vehicle sales	9,984	8,454	3,153
Finance and insurance, net	3,898	3,117	1,608
Lease income, net	490	533	142
Total revenues	118,625	102,486	58,351
Cost of sales (exclusive of depreciation)	107,369	93,780	52,708
Gross profit	11,256	8,706	5,643
Operating expenses:
Selling, general and administrative	17,552	18,305	11,661
Depreciation expense	341	504	338
Management fee expense – related party	215	250	250
Total operating expenses	18,108	19,059	12,249
Loss from operations	(6,852)	(10,353)	(6,606)
Interest expense	518	651	466
Other income (expense), net
Management fee income – related party	—	—	127
Change in fair value of warrants liability	(14)	24	(2)
Change in fair value of redeemable convertible preferred stock tranche obligation	923	(1,396)	(272)
Other income (expense)	(81)	(291)	662
Total other income (expense), net	828	(1,663)	515
Loss before income tax expense	(6,542)	(12,667)	(6,557)
Income tax expense	10	11	3
Net loss	$(6,552)	$(12,678)	$(6,560)

Presentation of Results of Operations

We present operating results down to gross profit for our three distinct revenue channels along with our net lease income:

Retail Vehicle Sales:   Retail vehicle sales represent sales of vehicles to our retail customers through our hubs in various cities.

Wholesale Vehicle Sales:   Wholesale vehicle sales represent sales of vehicles through wholesale channels, primarily through wholesale auctions.

Finance and Insurance:   Finance and insurance represents commissions earned on financing, insurance and extended warranty products that we offer to our retail vehicle buyers.

Lease Income, net:   Lease income, net represents revenue earned on the spread between the interest rate on leases we enter into with our lease customers and the related leases we enter into with third party lessors.

Years Ended December 31, 2020, 2019 and 2018

The following table presents certain information from our consolidated statements of operations by channel for the periods indicated:

	Year Ended December 31,
	2020	2019	Change	2018	Change

	($ in thousands, except per unit metrics)
Revenue:
Retail vehicle sales	$104,253	$90,382	15.3%	$53,448	69.1%
Wholesale vehicle sales	9,984	8,454	18.1%	3,153	168.1%
Finance and insurance, net	3,898	3,117	25.1%	1,608	93.8%
Lease income, net	490	533	(8.1)%	142	275.4%
Total revenues	$118,625	$102,486	15.7%	$58,351	75.6%
Cost of sales (exclusive of depreciation):
Retail vehicle cost of sales	$96,983	$84,534	14.7%	$48,523	74.2%
Wholesale vehicle cost of sales	10,386	9,246	12.3%	4,185	120.9%
Total cost of sales	$107,369	$93,780	14.5%	$52,708	77.9%
Gross profit:
Retail vehicle gross profit	$7,270	$5,848	24.3%	$4,925	18.7%
Wholesale vehicle gross profit	(402)	(792)	(49.2)%	(1,032)	(23.3)%
Finance and insurance gross profit	3,898	3,117	25.1%	1,608	93.8%
Lease income, net	490	533	(8.1)%	142	275.4%
Total gross profit	$11,256	$8,706	29.3%	$5,643	54.3%
Unit sales information:
Retail vehicles unit sales	6,215	6,435	(3.4)%	4,077	57.8%
Wholesale vehicles unit sales	1,059	1,159	(8.6)%	610	90.0%
Gross profit per unit(1):
Retail vehicles gross profit per unit	$1,797	$1,393	29.0%	$1,602	(13.1)%
Wholesale vehicles gross profit per unit	$(380)	$(683)	(44.4)%	$(1,692)	(59.6)%
Total gross profit per unit	$1,547	$1,146	35.0%	$1,204	(4.8)%

(1)	Gross profit per unit is calculated as gross profit for retail vehicles and finance and insurance, each of which is divided by the total number of retail vehicles sold in the period, and gross profit for wholesale vehicles, which is divided by the total number of wholesale vehicles sold in the period.

Retail Vehicle Sales

2020 Versus 2019.   Retail vehicle sales revenue increased by $13.9 million, or 15.3%, to $104.3 million during 2020, from $90.4 million in 2019. The increase was primarily due to an increase in average sale price of $2,729 and partially offset by a decrease in retail vehicle unit sales to 6,215, compared to 6,435 retail vehicles sales in the comparable period in 2019. The increase in average sale price was primarily due to an increase in the percentage of units sourced via consignment, and the decrease in retail vehicle unit sales was due to the COVID-19 pandemic and related government lockdown and travel restrictions imposed.

2019 Versus 2018.   Retail vehicle sales revenue increased by $37.0 million, or 69.1%, to $90.4 million during 2019, from $53.4 million in 2018. The increase was primarily due to an increase in the number of retail vehicle unit sales as we sold 6,435 retail vehicles in 2019, compared to 4,077 retail vehicles in 2018 as well as an increase of the average sale price of $936. Our retail vehicle unit sale growth was primarily driven by the maturation of existing hubs, full-year effect of those hubs opened during 2018, and an increase in percentage of units sourced via consignment.

Wholesale Vehicle Sales

2020 Versus 2019.   Wholesale vehicle sales revenue increased by $1.5 million, or 18.1%, to $10.0 million during 2020, from $8.5 million in 2019. The increase was primarily due to an increase in average sale price of $2,134 and partially offset by a decrease in wholesale vehicle units sales to 1,059 in 2020, compared to 1,159 wholesale vehicles sold in 2019.

2019 Versus 2018.   Wholesale vehicle sales revenue increased by $5.3 million, or 168.1%, to $8.5 million during 2019, from $3.2 million in 2018. The increase was primarily due to an increase in wholesale vehicle unit sales as we sold 1,159 wholesale vehicles in 2019, compared to 610 wholesale vehicles in 2018, as well as an increase in average sale price of $2,125.

Finance and Insurance (F&I)

2020 Versus 2019.   F&I revenue increased by $0.8 million, or 25.1%, to $3.9 million during 2020, from $3.1 million in 2019. The increase was primarily due to increased penetration of our F&I product offerings.

2019 Versus 2018.   F&I revenue increased by $1.5 million, or 93.8%, to $3.1 million during 2019, from $1.6 million in 2018. The increase was primarily due to an increase in retail vehicle unit sales as we sold 6,435 retail vehicles in 2019, compared to 4,077 retail vehicles in 2018.

Lease Income, net

2020 Versus 2019.   Lease income, net was $0.5 million during 2020, as compared to $0.5 million during 2019.

2019 Versus 2018.   Lease income, net was $0.5 million during 2019, as compared to $0.1 million during 2018. The increase was primarily due to the full-year effect of CarLotz becoming the sole member of Orange Grove via redemption of the remaining 80% membership interest.

Cost of Sales

2020 Versus 2019.   Cost of sales increased by $13.6 million, or 14.5%, to $107.4 million during 2020, from $93.8 million in 2019. The increase was primarily due to an increase in average sale price of $2,625.

2019 Versus 2018.   Cost of sales increased by $41.1 million, or 77.9%, to $93.8 million during 2019, from $52.7 million in 2018. The increase was primarily due to an increase in unit sales as we sold 7,594 vehicles in 2019, compared to 4,687 vehicles in 2018.

Retail Vehicle Gross Profit

2020 Versus 2019.   Retail vehicle gross profit increased by $1.5 million, or 24.3%, to $7.3 million during 2020, from $5.8 million in 2019. This increase was primarily driven by a shift in the sale of owned units to consigned units, which typically have higher margins, as well as increased sales of F&I product offerings.

2019 Versus 2018.   Retail vehicle gross profit increased by $0.9 million, or 18.7%, to $5.8 million during 2019, from $4.9 million in 2018. This increase was primarily driven by an increase in retail vehicle unit sales.

Wholesale Vehicle Gross Profit

2020 Versus 2019.   Wholesale vehicle gross profit (loss) improved by $0.4 million, or 49.2%, to $(0.4) million during 2019, from $(0.8) million in 2019. This improvement was primarily driven by a decrease in negative gross profit per unit and a decrease in wholesale vehicle unit sales.

2019 Versus 2018.   Wholesale vehicle gross profit (loss) improved by $0.2 million, or 23.3%, to $(0.8) million during 2019, from $(1.0) million in 2018. This improvement was primarily driven by a decrease in negative gross profit per unit, which was partially offset by increased wholesale vehicle unit sales.

F&I Gross Profit

F&I revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in F&I gross profit and the associated drivers are identical to changes in F&I revenue and the associated drivers.

Components of SG&A

	Year Ended December 31,
	2020	2019	Change	2018	Change

	($ in thousands)
Compensation and benefits(1)	$7,909	$8,992	(12.0)%	$6,418	40.1%
Marketing expense	2,808	3,803	(26.2)%	1,871	103.3%
Other costs(2)	6,835	5,510	24.0%	3,372	63.4%
Total selling, general and administrative expenses	$17,552	$18,305	(4.1)%	$11,661	57.0%

(1)	Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)	Other costs include all other selling, general and administrative expenses such as facilities costs, technology expenses, logistics and other administrative expenses.

2020 Versus 2019.   SG&A expenses decreased by $0.7 million, or (4.1)%, to $17.6 million during 2020, from $18.3 million in 2019. The decrease was due to a decrease in compensation and benefits costs of $(1.1) million and marketing expenses of $(1.0) million, partially offset by an increase in other costs of $1.3 million.

2019 Versus 2018.   SG&A expenses increased by $6.6 million, or 57.0%, to $18.3 million during 2019, from $11.7 million in 2018. The increase was due to the increase in compensation and benefits costs of $2.6 million, marketing expenses of $1.9 million and other costs of $2.1 million.

Liquidity and Capital Resources

Sources of liquidity and Debt Obligations

In December 2019, we entered into a note purchase agreement with Automotive Finance Corporation (“AFC”) under which AFC agreed to purchase up to $5.0 million in notes, with the initial tranche equal to $3.0 million issued at closing and two additional tranches of at least $1.0 million on or prior to September 20, 2021, of which $0.5 million was issued prior to the completion of the Merger. The notes were converted into Former CarLotz common stock immediately prior to the consummation of the Merger and received the Merger Consideration.

On March 10, 2021, we entered into an Inventory Financing and Security Agreement (the “Ally Facility”) with Ally Bank, a Utah chartered state bank (“Ally Bank”) and Ally Financial, Inc., a Delaware corporation (“Ally” and, together with Ally Bank, the “Lender”), pursuant to which the Lender may provide up to $30 million in financing, or such lesser sum which may be advanced to or on behalf of us from time to time, as part of our floorplan vehicle financing program.

Under the Ally Facility, the Company is subject to financial covenants that require the Company to maintain at least 10% of the credit line in cash and cash equivalents, to maintain at least 10% of the credit line on deposit with Ally Bank and to maintain a minimum tangible net worth of $90 million calculated in accordance with GAAP.

Advances under the Ally Facility will bear interest at a per annum rate designated from time to time by the Lender and will be determined using a 365/360 simple interest method of calculation, unless expressly prohibited by law. The interest rate is currently the prime rate plus 2.50% per annum, or 5.75%. Advances under the Ally Facility, if not demanded earlier, are due and payable for each vehicle financed under the Ally Facility as and when such vehicle is sold, leased, consigned, gifted, exchanged, transferred, or otherwise disposed of. Interest under the Ally Facility is due and payable upon demand, but, in general, in no event later than 60 days from the date of request for payment. Upon any event of default (including, without limitation, our obligation to pay upon demand any outstanding liabilities of the Ally Facility), the Lender may, at its option and without notice to us, exercise its right to demand immediate payment of all liabilities and other indebtedness and amounts owed to the Lender and its affiliates by us and our affiliates.

The Ally Facility is secured by a grant of a security interest in certain vehicle inventory and other assets of the Company.

Prior to our entry into the Ally Facility, we had a $12.0 million revolving floor plan facility available with AFC (the “AFC Facility”) to finance the purchase of used vehicles. The AFC Facility was secured by all of our assets. As of December 31, 2020, we had total outstanding debt of $6.0 million under the AFC Facility. Borrowings under the AFC Facility accrued interest at a variable interest rate based on the most recent prime rate published in The Wall Street Journal plus 2.00% per annum, which was 5.25% and 6.75% as of December 31, 2020 and December 31, 2019, respectively. In connection with the entry into the Ally Facility, we repaid in full and terminated the AFC Facility.

In April 2020, we received a loan totaling approximately $1.7 million from the Small Business Administration under the Paycheck Protection Program (“PPP”) to help us keep our workforce employed and avoid further headcount reduction during the COVID-19 crisis. The full amount of the PPP loan was repaid in connection with the closing of the Merger.

On December 2, 2020, CarLotz issued a promissory note (the “Note”) to AFC. Under the terms of the Note, AFC agreed to make one advance to CarLotz upon request of $3.0 million. Amounts due under the Note accrued interest at 6.0% per year on a 365-day basis. The Note was due and payable on the earlier of the closing of the Merger and December 2, 2022. Amounts drawn on the Note were used for working capital purposes in the ordinary course of business. The Note was repaid upon the consummation of the Merger.

As a result of the Merger and the PIPE Investment, CarLotz received approximately $315 million of net cash after giving effect to the repayment of debt described above. We believe our available cash and liquidity available under the Ally Facility are sufficient to fund our operations and expansion plans for at least the next 12 months.

Cash Flows — Annual Results

The following table summarizes our consolidated statements of cash flows for the periods indicated:

	Year Ended December 31,
	2020	2019	2018

	($ in thousands)
Cash Flow Data:
Net cash used in operating activities	$(4,592)	$(5,473)	$(11,761)
Net cash used in investing activities	(1,227)	(487)	(362)
Net cash provided by financing activities	4,530	8,492	4,503

Operating Activities

For the year ended December 31, 2020, net cash used in operating activities was $4.6 million, primarily driven by a net loss of $6.6 million adjusted for non-cash charges of $0.5 million and net changes to our operating assets and liabilities of $2.5 million. For the year ended December 31, 2020, the non-cash adjustments primarily related to a decrease in fair value of the preferred stock tranche obligation of $0.9 million, partially offset by an increase in depreciation and amortization of $0.3 million. The changes in operating assets and liabilities are primarily driven by an increase in accrued expenses, including accrued transaction expenses, of $8.0 million, an increase in accounts payable of $4.1 million, and an increase in other long-term liabilities of $1.0 million, partially offset by an increase in other current assets of $6.4 million, an increase in inventories of $3.3 million, and an increase in accounts receivable of $0.9 million.

For the year ended December 31, 2019, net cash used in operating activities was $5.5 million, primarily driven by a net loss of $12.7 million adjusted for non-cash charges of $2.3 million and net changes in our operating assets and liabilities of $4.9 million. For the year ended December 31, 2019, the non-cash adjustments primarily related to change in fair value of redeemable convertible preferred stock tranche obligation of $1.4 million, depreciation and amortization of $0.5 million, loss due to disposition of property and equipment of $0.3 million and share-based compensation expense of $0.1 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventories of $2.9 million, an increase in accounts payable of $1.4 million, an increase in accrued expenses of $0.5 million and an increase in other current and noncurrent liabilities of $0.8 million, partially offset by an increase in accounts receivable of $0.8 million.

For the year ended December 31, 2018, net cash used in operating activities was $11.8 million, primarily driven by a net loss of $6.6 million adjusted for non-cash gains of $0.1 million and net changes in our operating assets and liabilities of $(5.3) million. The non-cash adjustments primarily related to other charges of $0.6 million, partially offset by depreciation and amortization of $0.3 million and share-based compensation expense of $0.2 million. The changes in operating assets and liabilities are primarily driven by an increase in inventories of $4.8 million and an increase in accounts receivable of $0.7 million, partially offset by a $0.2 million increase in accounts payable and a $0.1 million increase in accrued expenses.

Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $1.2 million, driven by $1.0 million of purchases of marketable securities and $0.2 million of purchases of property and equipment.

For the year ended December 31, 2019, net cash used in investing activities was $0.5 million, driven by $0.2 million of purchases of property and equipment and $0.3 million of purchases of leased vehicles.

For the year ended December 31, 2018, net cash used in investing activities was $0.4 million, primarily driven by $0.5 million of purchases of property and equipment, partially offset by $0.1 million in proceeds from the sale of leased vehicles.

Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $4.5 million, primarily driven by $5.3 million in proceeds from borrowings on long-term debt and $24.2 million in proceeds from borrowings under the AFC Facility, partially offset by repayment of borrowings under the AFC Facility of $25.0 million.

For the year ended December 31, 2019, net cash provided by financing activities was $8.5 million, primarily driven by $8.0 million in proceeds from the issuance of redeemable convertible preferred stock, $39.8 million in proceeds from borrowings under the AFC Facility and $3.0 million of borrowings on long-term debt, partially offset by repayment of borrowings under the AFC Facility of $41.7 million.

For the year ended December 31, 2018, net cash provided by financing activities was $4.5 million, primarily driven by $29.1 million in proceeds from borrowings under the AFC Facility, partially offset by repayment of borrowings under the AFC Facility of $24.6 million.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. As of December 31, 2020, our contractual obligations were as follows:

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 years

	($ in thousands)
AFC Facility(1)	$6,039	$6,039	$—	$—	$—
Convertible note	3,500	3,500	—	—	—
Cumulative preferred dividends payable	4,751	4,751	—	—	—
Promissory note	3,000	3,000	—	—	—
Operating lease obligations	9,604	2,303	4,581	2,209	511
Capital lease obligations	1,971	139	370	384	1,078
Total	$28,865	$19,732	$4,951	$2,593	$1,589

(1)	Represents the principal amount outstanding as of December 31, 2020. Due to the uncertainty of forecasting the timing of expected variable interest rate payments, interest payment amounts are not included in the table. We repaid in full and terminated the AFC Facility in connection with our entry into the Ally Facility.

On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, which includes a provision for the Paycheck Protection Program, or PPP, loans administered by the U.S. Small Business Administration. In April 2020, we entered into a promissory note as part of the PPP, the total outstanding amount of which, approximately $1.75 million, was repaid in connection with the consummation of the Merger and the principal and interest payments of which are not included in the above table. The loans bore interest at a 1.0% annual rate.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Internal Control Over Financial Reporting

Prior to the Merger, we were a private company with limited internal accounting personnel and other resources to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2019 and 2018 and for the years in the three year period ended December 31, 2019, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting, which remained unremediated as of December 31, 2020. As defined in the standards established by the Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to (i) our lack of sufficient accounting and financial reporting resources to address internal control over financial reporting and personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules, and (ii) general information technology controls in the areas of user access and program change-management over certain information technology systems that support the Company’s financial reporting processes.

We are taking steps to remediate this material weakness through the implementation of appropriate segregation of duties, formalization of accounting policies and controls, hiring of Mr. Thomas W. Stoltz as our Chief Financial Officer and additional qualified accounting and finance personnel, including Mr. Robert Imhof, our interim Chief Financial Officer, as Senior Vice President of Finance & Accounting, and engagement of financial consultants to assist management with evaluation of vendors for a financial enterprise resource planning (“ERP”) system and to enable the implementation of internal controls over financial reporting. We are also applying a more rigorous review of the monthly financial reporting processes to ensure that the performance of the control is evidenced through appropriate documentation that is consistently maintained and evaluating necessary changes to our formalized process to ensure key controls are identified, the control design is appropriate and the necessary evidentiary documentation is maintained throughout the process. We also plan to implement certain accounting systems to automate manual processes.

Except as disclosed above, there were no changes in our internal control over financial reporting that occurred during the years ended December 31, 2020 or 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Although we have developed and implemented a plan to remediate the material weakness and believe, based on our evaluation to date, that the material weakness will be remediated in a timely fashion, we cannot assure you that this will occur within a specific timeframe. The material weakness will not be remediated until all necessary internal controls have been designed, implemented, tested and determined to be operating effectively. In addition, we may need to take additional measures to address the material weakness or modify the planned remediation steps, and we cannot be certain that the measures we have taken, and expect to take, to improve our internal controls will be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weakness will not result in a material misstatement of our consolidated financial statements. Moreover, we cannot assure you that we will not identify additional material weaknesses in our internal control over financial reporting in the future. Until we remediate the material weakness, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See “Risk Factors — Risks Related to Our Business — If we fail to implement and maintain an effective system of internal control to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations as a public company or prevent fraud, and investor confidence and the trading prices of our securities may be materially and adversely affected” in our Annual Report on Form 10-K.

As a company with less than $1.07 billion in revenue for our last fiscal year that has not issued more than $1 billion in non-convertible debt in the past three years, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We will attempt to elect to take advantage of such exemptions. However, pursuant to Section 404 and the related rules adopted by the SEC, we, as a public company, will be required to maintain adequate internal control over financial reporting and include our management’s assessment of the effectiveness of our company’s internal control over financial reporting in our annual report.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities in our consolidated financial statements and the related notes and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and related notes and the reported amounts of revenues and expenses during the reporting period. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue

We recognize revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Control passes to the retail and wholesale vehicle sales customer when the title is delivered to the customer, who then assumes control of the vehicle.

Retail Vehicle Sales

We sell used vehicles to our retail customers through our hubs in various cities. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent noncash consideration which we measure at estimated fair value of the vehicle received on trade. We satisfy our performance obligation and recognize revenue for used vehicle sales at a point in time when the title to the vehicle passes to the customer, at which point the customer controls the vehicle. The revenue recognized by CarLotz includes the agreed upon transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.

We receive payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing.

Our return policy allows customers to initiate a return during the first three days or 500 miles after delivery, whichever comes first. If the vehicle is returned, the sale and associated revenue recognition is reversed, and the vehicle is treated as a purchase of inventory.

Wholesale Vehicle Revenue

We sell vehicles through wholesalers, primarily at auction. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles as part of a retail vehicle sale as described above or, from consignors, which do not meet our quality standards, or which remain unsold at the end of the consignment period. We satisfy our performance obligation and recognize revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler.

Finance and Insurance

We provide retail vehicle buyers with options for financing, insurance and extended warranties. Extended warranties sold beginning January 1, 2019 are serviced by a company owned by a significant shareholder of the Company. All other services are provided by unrelated third-party vendors, and we have agreements with each of these vendors giving us the right to offer such services.

When a buyer selects a service from these providers, we earn a commission based on the actual price paid or financed. We concluded that we are an agent for these transactions because we do not control the products before they are transferred to the customer. Accordingly, we recognize commission revenue at the time of sale.

Lease Income, net

When a retail vehicle customer requests a vehicle lease, we obtain an operating lease from a third party lessor and then enter into a corresponding lease with our customer. The corresponding leases have terms that are identical except for the interest rate. We receive a rate of interest higher from our customer than the rate we pay to the third party lessor. We have determined that we are an agent in the transaction and recognize the difference in interest rate over the course of the lease.

Valuation of Inventory

All inventories, which are comprised of vehicles and parts held, for sale are reported at the lower of cost of net realizable value. Cost of vehicle inventory is determined on a specific identification basis. Vehicles held on consignment are not recorded in our inventory balance, as title on those vehicles, as well as the principal risks of ownership, remain with the consignors until a customer purchases the vehicle and the vehicle is delivered.

Income Taxes

CarLotz is treated as a C corporation under the Internal Revenue Code. Under those provisions, this entity pays federal corporate income taxes on its taxable income. The entity is also liable for state franchise tax under multiple state provisions.

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences related primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), contract expenses and certain accrued expenses. The deferred tax assets and liabilities represent future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred income taxes are recorded using enacted tax rates based upon differences between financial statement and tax bases of assets and liabilities. A valuation allowance has been established for all deferred tax assets because we have incurred cumulative losses in recent years and we have not determined that the net deferred tax assets are more likely than not to be realized. In future periods, if we determine it is more likely than not that the deferred tax assets will be realized, the valuation may be reduced, and an income tax benefit recorded.

We have determined that we do not have any material unrecognized tax benefits or obligations as of December 31, 2020, December 31, 2019 and December 31, 2018.

Equity-Based Compensation

We classify equity-based awards granted in exchange for services as either equity awards or liability awards. The classification of an award as either an equity award or a liability award is generally based upon cash settlement options. Equity awards are measured based on the fair value of the award at the grant date. Liability awards are re-measured to fair value each reporting period. We recognize equity-based compensation on a straight-line basis over the award’s requisite service period, which is generally the vesting period of the award, less actual forfeitures. No compensation expense is recognized for awards for which participants do not render the requisite services. For equity and liability awards earned based on performance or upon occurrence of a contingent event, when and if the awards will be earned is estimated. If an award is not considered probable of being earned, no amount of equity-based compensation is recognized. If the award is deemed probable of being earned, related equity-based compensation is recorded over the estimated service period. To the extent the estimate of awards considered probable of being earned changes, the amount of equity-based compensation recognized will also change.